Filed pursuant to Rule 433(d)

Registration Statement No. 333-130966-02

FINAL TERM SHEET, dated April 17, 2007

$1,000,800,000

John Deere Owner Trust 2007

Issuing Entity

$239,000,000	Class A-1	5.33006%	Asset Backed Notes
$191,000,000	Class A-2	5.21%	Asset Backed Notes
$365,000,000	Class A-3	5.04%	Asset Backed Notes
$205,800,000	Class A-4	5.07%	Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(3)	Class A-2 Notes(3)	Class A-3 Notes(3)	Class A-4 Notes(3)
Principal Amount	$239,000,000	$191,000,000	$365,000,000	$205,800,000
Per Annum Interest Rate	5.33006%	5.21%	5.04%	5.07%
Final Scheduled Payment Date	May 15, 2008	October 15, 2009	July 15, 2011	April 15, 2014
Initial Public Offering Price	100.000000%	99.992772%	99.998596%	99.993194%
Ratings (Moody’s/S&P)	Prime-1/A-1+	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning May 15, 2007 (subject to the business day convention)	Monthly, beginning May 15, 2007 (subject to the business day convention)	Monthly, beginning May 15, 2007 (subject to the business day convention)	Monthly, beginning May 15, 2007 (subject to the business day convention)
Weighted Average Life(1)	0.42	1.10	2.20	3.66(2)
CUSIP	477876AA4	477876AB2	477876AC0	477876AD8

(1)	Pricing speed: 13% CPR
(2)	Pricing speed: 13% CPR (with a 10% clean-up call)
(3)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.

Trade Date: April 17, 2007.

Expected Settlement Date: April 24, 2007.

Deutsche Bank Securities	Banc of America Securities LLC

BNP Paribas

HSBC

JPMorgan

Merrill Lynch & Co.

RBC Capital Markets

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

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